EXHIBIT 11.2

CYBERSECURITY AND DATA PROTECTION POLICY

KHEOBA LIMITED

Effective Date: [Date]

1. POLICY STATEMENT AND PURPOSE

Kheoba Limited (“the Company”) recognizes that information is a critical asset essential to its operations, competitive position, and regulatory compliance. This Cybersecurity and Data Protection Policy establishes the framework to protect the confidentiality, integrity, and availability of the Company's information assets, technology systems, and data against unauthorized access, misuse, disclosure, alteration, or destruction.

This policy is designed to meet our obligations under:

•	U.S. Securities Laws: Including requirements for disclosure of material cybersecurity incidents (SEC Item 1.05 of Form 8-K, 20-F).

•	Global Regulations: Including Singapore's Personal Data Protection Act (PDPA), Malaysia's PDPA, the EU's GDPR (where applicable), and BVI data protection principles.

•	Fiduciary Duty: To protect shareholder value and corporate assets.

2. SCOPE AND DEFINITIONS

2.1 Scope

This policy applies to all employees, directors, contractors, consultants, temporary staff, and other third parties who access the Company's information systems, networks, data, or physical facilities. It covers all information assets, regardless of format (electronic, physical, verbal).

2.2 Key Definitions

•	Information Assets: Data, systems, hardware, software, and documentation that create, store, process, or transmit Company information.

•	Data Classification: Categories defining sensitivity (e.g., Public, Internal, Confidential, Restricted).

•	Security Incident: Any event that compromises the confidentiality, integrity, or availability of an information asset.

•	Material Cybersecurity Incident: An incident that is, or is reasonably likely to be, material to the Company, requiring assessment for public disclosure.

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3. ROLES AND RESPONSIBILITIES

Role	Primary Cybersecurity Responsibilities
Board of Directors / Audit Committee	Provide oversight of cybersecurity risk management strategy, material incident response, and resource allocation.
Executive Management (CEO/CFO)	Ultimate responsibility for cybersecurity risk management and ensuring compliance with this policy and relevant laws.
Chief Information Security Officer (CISO)	Develop, implement, and manage the cybersecurity program; lead incident response; report to the Board.
All Employees & Personnel	Adhere to all security procedures; complete mandatory training; report suspected security incidents immediately.
Third-Party Vendors	Comply with security requirements in contractual agreements; report incidents affecting Company data.

4. CORE SECURITY CONTROLS

4.1. Asset Management & Data Classification

All information assets must be inventoried and classified based on sensitivity. Handling and storage requirements (encryption, access controls) will be defined per classification level, with "Restricted" data (e.g., MNPI, source code, unreleased financials) receiving the highest protection.

4.2. Access Control
Access to information assets is granted on a strict need-to-know and least-privilege basis. This includes:

•	Unique user IDs and strong password requirements (or multi-factor authentication for all systems hosting sensitive data).

•	Immediate de-provisioning of access upon role change or termination.

•	Regular review and recertification of user access rights.

4.3. Network & System Security

•	Perimeter Defense: Firewalls, intrusion detection/prevention systems (IDS/IPS), and secure network segmentation.

•	Endpoint Protection: Mandatory anti-malware, host-based firewalls, and device encryption on all Company-owned and BYOD devices accessing corporate data.

•	Vulnerability Management: Regular scanning, patching, and remediation of security vulnerabilities in systems and software.

4.4. Encryption & Data Loss Prevention (DLP)

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4.5. Third-Party Risk Management

All vendors with access to Company systems or data must undergo security due diligence. Contracts must include cybersecurity requirements, audit rights, and breach notification clauses.

•	Encryption at rest and in transit is mandatory for all Restricted and Confidential data.
•	DLP tools will be used to monitor and prevent unauthorized exfiltration of sensitive data.

5. INCIDENT RESPONSE & SEC DISCLOSURE PROTOCOL

5.1. Incident Response Plan (IRP)

The CISO maintains a formal IRP. The process is:

1.	Detection & Reporting: All personnel must report suspected incidents immediately to the IT Help Desk or CISO.

2.	Assessment & Containment: The CISO-led team assesses impact, contains the threat, and begins forensic analysis.

3.	Eradication & Recovery: Removes threat artifacts and restores systems from clean backups.

4.	Post-Incident Review: Documents lessons learned and updates controls.

5.2. Materiality Assessment & SEC Disclosure

•	Any confirmed cybersecurity incident triggers an immediate Materiality Assessment involving the CISO, General Counsel, CFO, and CEO.

•	The assessment evaluates financial, operational, legal, and reputational impact.

•	If the incident is determined to be material, the Company will file a Form 8-K (or appropriate foreign issuer form) under Item 1.05 within four business days of the materiality determination, as required by SEC rules.

6. TRAINING AND AWARENESS

All personnel must complete mandatory cybersecurity awareness training upon hire and annually thereafter. Training covers phishing, social engineering, safe handling of data, and incident reporting procedures.

7. BUSINESS CONTINUITY & DISASTER RECOVERY

The Company maintains Business Continuity (BCP) and Disaster Recovery (DRP) plans to ensure the resilience of critical operations. Plans are tested annually and updated as needed.

8. POLICY COMPLIANCE AND ENFORCEMENT

•	Violations of this policy will result in disciplinary action, up to and including termination of employment or contracts, and potential legal action.

•	The CISO will conduct periodic audits and assessments to ensure policy compliance.

•	This policy shall be reviewed and updated by the CISO at least annually or in response to significant regulatory or threat landscape changes.

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9. POLICY ACKNOWLEDGMENT

I have read, understood, and agree to comply with the Kheoba Limited Cybersecurity and Data Protection Policy. I acknowledge my responsibility for protecting the Company's information assets and reporting security concerns.

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